Exhibit 10.1

AES:DCP/JPM/JPL/GMM

F. #2012R01893

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

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UNITED STATES OF AMERICA - against - OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, also known as “Sculptor Capital Management,”	AMENDMENT TO THE DEFERRED PROSECUTION AGREEMENT Cr. No. 16-516 (NGG)

The Defendant Och-Ziff Capital Management Group LLC, also known as Sculptor Capital Management (hereinafter, “Och-Ziff” or the “Company”), by its undersigned attorneys and representative, pursuant to authority granted to it by the Company’s Board of Directors, and the United States Attorney’s Office for the Eastern District of New York and the United States Department of Justice, Criminal Division, Fraud Section (collectively, the “Offices”) enter into this Amendment to the Deferred Prosecution Agreement dated and filed September 29, 2016 (the “DPA”). The terms and conditions of this Amendment to the DPA are as follows:

1.    Paragraph 3 of the DPA is amended to provide as follows:

This Agreement is effective for a period beginning on the date on which the Information is filed and ending 61 days after the entry of a final judgment by the Court in the matter of United States v. OZ Africa Management GP LLC (Docket No. 16-CR-515 (NGG) (E.D.N.Y.)) (the “Term”). The Company agrees, however, that, in the event the Offices determine, in their sole discretion, that the Company has knowingly violated any provision of this Agreement, an extension or extensions of the term of the Agreement may be imposed by the Offices, in their sole discretion, for up to a total additional time period of one year, without prejudice to the Offices’ right to proceed as provided in Paragraphs 16 through 19 below. Any extension of the Agreement extends all terms of this Agreement for an equivalent period. If the Court rejects the Agreement, all the provisions of the

Agreement shall be deemed null and void, and the Term shall be deemed to have not begun.

2.    The term of the Monitor shall remain as provided in paragraphs 11 through 13 of the DPA.

3.    Paragraph 7 of the DPA, commencing with “The Company, directly or through an affiliate agrees to transfer…” is amended as follows:

The Company, directly or through an affiliate, previously has transferred the monetary penalty of $213,055,689 into a suspense account at the United States Treasury. The monetary penalty in the amount of $213,055,689 shall be released from the suspense account to the United States Treasury within ten (10) days of the entry of the judgment in the matter of United States v. OZ Africa Management GP LLC (Docket No. 16-CR-515 (NGG) (E.D.N.Y.)). The parties agree that any criminal fine that might be imposed by the Court against OZ Africa Management GP, LLC, in connection with its guilty plea and plea agreement, will be paid from the $213,055,689 monetary penalty held in the suspense account and that any remaining balance will be transferred from the suspense account within ten (10) days of entry of the judgment to the United States Treasury. The Company and the Offices agree that the monetary penalty is appropriate given the facts and circumstances of this case, including the factors described in Paragraph 4 above. The $213,055,689 monetary penalty is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the Offices that the $213,055,689 monetary penalty is the maximum penalty that may be imposed in any future prosecution, and the Offices are not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the Offices agree that under those circumstances, they will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment. The Company acknowledges that no tax deduction may be sought in connection with the payment of any part of this $213,055,689 million monetary penalty. The Company shall not seek or accept, directly or indirectly, reimbursement or indemnification from any source with regard to the penalty or disgorgement amounts that the Company pays pursuant to this Agreement or any other agreement concerning the conduct set forth in the Statement of Facts acts entered into with an enforcement authority or regulator.

4.    Paragraph 26 of the DPA is amended as follows:

Any notice to the Offices under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Chief, FCPA Unit, Fraud Section, Criminal Division, United States Department of Justice, 1400 New York Avenue, Washington, D.C. 20530; Chief, Business and Securities Fraud Section, United States Attorney’s

Office, Eastern District of New York, 271-A Cadman Plaza East, Brooklyn, New York 11201. Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to David Levine, Chief Legal Officer, Sculptor Capital Management, 9 West 57th Street, New York, New York 10019, with a copy to Anirudh Bansal, Esq., Cahill Gordon & Reindel, LLP, 80 Pine Street, New York, New York 10005. Notice shall be effective upon actual receipt by the Offices or the Company.

5.    In all other aspects, the DPA shall remain in full force and effect.

AGREED:

FOR Och-Ziff Capital Management Group LLC:

/s/ David Levine	/s/ Anirudh Bansal
David Levine, Esq.	Charles Gilman, Esq.
Chief Legal Officer	Anirudh Bansal, Esq.
Och-Ziff/Sculptor Capital Management	Cahill Gordon & Reindel LLP
Counsel to the Defendant

Date: 1/23/20

FOR THE U.S. DEPARTMENT OF JUSTICE:

RICHARD P. DONOGHUE United States Attorney Eastern District of New York	ROBERT ZINK Chief Criminal Division, Fraud Section U.S. Department of Justice

/s/ David C. Pitluck	/s/ Gerald M. Moody
David C. Pitluck	Gerald M. Moody, Jr.
James P. McDonald	Trial Attorney
Jonathan P. Lax
Assistant U.S. Attorneys

Date: 1/23/20

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